AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                       ONE CORPORATE DRIVE, P. O. BOX 883
                           SHELTON, CONNECTICUT 06484

                                (A Stock Company)

We pay the Death Proceeds to the Beneficiary upon receipt at our Office of due proof, satisfactory to us, of the death of the Insured while this Policy is in force and subject to the terms and conditions on the following pages.

This Policy is issued in consideration of any Application, a copy of which may be attached to and made a part of this Policy, and receipt at our Office of good funds as payment of the Premium.

                                 RIGHT TO CANCEL

You may return this Policy to our Office or to the representative who solicited its purchase within ten days after you receive it for a refund. The amount of the refund will be the greater of: (a) the Premium paid; and (b) the Account Value plus any charges and fees deducted from the Account Value as of the date we receive the cancellation request In Writing.

Any portion of Premium you choose to allocate to the variable investment options initially is allocated to the Automatic Sub-account shown in the Schedule. As of the Reallocation Date shown in the Schedule, we reallocate such Account Value to the Sub-accounts you select in the proportions you indicate in your most recent allocation instructions to us. Should you notify us that you intend to cancel this Policy prior to the Reallocation Date, any amount then maintained in the Automatic Sub-account will remain in that Sub-account until cancellation of this Policy. Any portion of Premium you choose to allocate to the Fixed Allocation will be allocated as of the Issue Date and will not be allocated to the Automatic Sub-account.

             Signed for American Skandia Life Assurance Corporation:




                                    President

                     MODIFIED SINGLE PREMIUM LIFE INSURANCE.
                               NON-PARTICIPATING.
                VARIABLE INVESTMENT OPTIONS AND FIXED ALLOCATION.
 DEATH BENEFIT PAYABLE UPON DEATH OF THE INSURED WHILE THIS POLICY IS IN FORCE.

   ANY PAYMENTS AND VALUES, INCLUDING THE DEATH BENEFIT, BASED ON THE ACCOUNT
       VALUE IN THE VARIABLE INVESTMENT OPTIONS DEPEND ON THEIR INVESTMENT PERFORMANCE, AND MAY INCREASE OR DECREASE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTIONS ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" AND
     "DEATH BENEFIT" FOR A MORE COMPLETE EXPLANATION. ANY ACCELERATED DEATH
                BENEFIT OPTION, MAY REDUCE YOUR POLICY BENEFITS.

                   THERE IS NO MINIMUM GUARANTEED CASH VALUE.
            LESS THAN 100% OF THE CASH VALUE IS AVAILABLE FOR A LOAN.

 VLI-IND (11/97)-01

2
VLI-IND (11/97)-02

                                TABLE OF CONTENTS


DEFINITIONS..........................................................................................    7
DEATH BENEFIT...........................................................................................10
ACCELERATED DEATH BENEFIT...............................................................................11
INVESTMENT OF ACCOUNT VALUE.............................................................................11
OPERATIONS OF THE SEPARATE ACCOUNT......................................................................12
GENERAL ACCOUNT.........................................................................................13
CHARGES        .........................................................................................13
PREMIUM PAYMENT.........................................................................................14
ALLOCATION RULES........................................................................................14
ACCOUNT VALUE AND CASH VALUE............................................................................15
CASH VALUE CREDIT.......................................................................................17
TRANSFERS...............................................................................................17
SURRENDER AND PARTIAL WITHDRAWAL........................................................................18
POLICY LOANS............................................................................................18
GRACE PERIOD AND REINSTATEMENT..........................................................................19
YOUR RIGHTS, OWNERSHIP AND DESIGNATIONS.................................................................20
GENERAL PROVISIONS......................................................................................20
POLICY PAYMENT OPTIONS..................................................................................22
PAYMENT OPTION TABLES...................................................................................23



























    A copy of any Application and any riders and endorsements are attached.

3
VLI-IND (11/97)-03         .........
                                    SCHEDULE


POLICY NUMBER:  [001-00001]                                  FACE AMOUNT:  [   ]

ISSUE DATE:  [JUNE 1, 1998]         POLICY DATE:  [MAY 1, 1998]

REALLOCATION DATE:  [JUNE 15, 1998]

OWNER:  [JOHN DOE]

OWNER:  [MARY DOE]

INSURED:  [JOHN DOE]

INSURED'S DATE OF BIRTH:  [APRIL 01,1935]   INSURED'S GENDER:  [MALE]

INSURED'S RISK CLASS:  [NON-SMOKER]

TYPE OF BUSINESS:  [NON-QUALIFIED]

PREMIUM PAID AS OF THE ISSUE DATE:  $[10,000]

MINIMUM PARTIAL WITHDRAWAL AMOUNT:  $500.00

MINIMUM CASH VALUE AFTER A PARTIAL WITHDRAWAL:  $1,000

MINIMUM  AMOUNT  REQUIRED  TO BE IN AN  INVESTMENT  OPTION  IMMEDIATELY  AFTER A
TRANSFER: $500

CASH VALUE CREDIT PERCENTAGE:  0.25%

CASH VALUE TRIGGER:  200% OF PREMIUM

CONTINGENT DEFERRED SALES CHARGE AND CONTINGENT DEFERRED TAX CHARGE:


POLICY            PERCENTAGE OF PREMIUM BEING LIQUIDATED
YEAR              CONTINGENT DEFERRED       CONTINGENT DEFERRED        TOTAL
                  SALES CHARGE              TAX CHARGE

   1                7.75%                            2.25%                               10.00%
   2                7.50%                            2.00%                                9.50%
   3                7.25%                            1.75%                                9.00%
   4                6.50%                            1.50%                                8.00%
   5                5.75%                            1.25%                                7.00%
   6                5.00%                            1.00%                                6.00%
   7                4.25%                            0.75%                                5.00%
   8                3.50%                            0.50%                                4.00%
   9                2.75%                            0.25%                                3.00%
  10 +              0.00%                            0.00%                                0.00%

AUTOMATIC SUB-ACCOUNT:   AST MONEY MARKET

4
VLI-IND (11/97)-04

                                            SCHEDULE (CONTINUED)

TARGET DATE:  THE POLICY ANNIVERSARY ON OR AFTER WHICH THE INSURED TURNS AGE 75.

TRANSFER FEE:  $10 PER TRANSFER AFTER THE TWELFTH IN EACH POLICY YEAR.

MAINTENANCE FEE: $2.50 PER POLICY MONTH IN ADVANCE. IF THE ACCOUNT VALUE IS AT LEAST $75,000 THIS CHARGE WILL BE WAIVED.

MORTALITY AND EXPENSE RISK CHARGE:  0.90% PER YEAR

ADMINISTRATION CHARGE:  0.25% PER YEAR

TAX CHARGE: 0.25% OF ACCOUNT VALUE PER POLICY YEAR DURING THE FIRST 10 POLICY YEARS, ASSESSED EACH POLICY MONTH IN ADVANCE.

SALES CHARGE: 0.40% OF ACCOUNT VALUE PER POLICY YEAR DURING THE FIRST 10 POLICY YEARS, ASSESSED EACH POLICY MONTH IN ADVANCE.

FIXED OPTION INTEREST RATE MINIMUM:  3.0% PER POLICY YEAR, COMPOUNDED YEARLY

LOANS:
         LOAN INTEREST RATE:  6.0% PER POLICY YEAR, COMPOUNDED YEARLY IN ARREARS

         INTEREST RATE CREDITED TO COLLATERAL FOR A STANDARD LOAN: 4.0% PER POLICY YEAR, COMPOUNDED YEARLY

         INTEREST RATE CREDITED TO COLLATERAL FOR A PREFERRED LOAN: 6.0% PER POLICY YEAR, COMPOUNDED YEARLY

         MAXIMUM LOAN VALUE PERCENTAGE: 90.0% OF THE ACCOUNT VALUE LESS THE CONTINGENT DEFERRED SALES CHARGE AND LESS THE CONTINGENT DEFERRED TAX CHARGE

         MINIMUM LOAN AMOUNT:  $500.00

VARIABLE SEPARATE ACCOUNT:  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                         SEPARATE ACCOUNT F


OFFICE:                  [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 P.O. BOX 290698
                      WETHERSFIELD, CONNECTICUT 06129-0698
                           Telephone: 1-888-554-3348]

5
VLI-IND (11/97)-05

                                            SCHEDULE (CONTINUED)

                             TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES
                          PER $1,000 NET AMOUNT AT RISK

This table shows the guaranteed cost of insurance rates applicable to this Policy. The rates apply to the Net Amount at Risk. These guaranteed rates are for each $1,000 of the Net Amount at Risk. The rates are based on the Age of the Insured, gender and risk class, as indicated in the Schedule. The rates shown below are for the Policy Date and subsequent Policy Anniversaries. The rates change each month and they are interpolated from the values shown below.

         [
---------------- ---------------------- ----------------- ----------------------
Policy Year               Rate              Policy Year            Rate
---------------- ---------------------- ----------------- ----------------------
         1                18.0600                18                97.8800
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         2                20.0600                19               107.2500
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         3                22.2500                20               117.8200
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         4                24.6200                21               129.5400
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         5                27.1600                22               142.1800
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         6                29.9200                23               155.4500
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         7                32.9800                24               169.1800
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         8                36.4400                25               183.1600
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
         9                40.3900                26               197.3300
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        10                44.9500                27               211.8900
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        11                50.1100                28               227.0500
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        12                55.7800                29               243.1600
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        13                61.8400                30               260.8200
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        14                68.2400                31               281.7500
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        15                74.9300                32               309.8300
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        16                81.9500                33               351.8600
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        17                89.5200
---------------- ---------------------- ----------------- ----------------------

                                                                               ]

6
VLI-IND (11/97)-06

                                            SCHEDULE (CONTINUED)

                                         TABLE OF INSURANCE FACTORS

The following Insurance Factors are based on the Age, gender and risk class of the Insured as shown in the Schedule. The Insurance Factors shown below are for the Policy Date and subsequent Policy Anniversaries. These Factors change each month and they are interpolated from the values shown below.


         [
---------------- ---------------------- ----------------- ----------------------
   Policy Year      Insurance Factor       Policy Year       Insurance Factor
---------------- ---------------------- ----------------- ----------------------
        1                .56493                 18                .79811
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        2                .57960                 19                .80959
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        3                .59428                 20                .82075
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        4                .60894                 21                .83154
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        5                .62358                 22                .84191
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        6                .63820                 23                .85186
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        7                .65280                 24                .86149
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        8                .66733                 25                .87093
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
        9                .68176                 26                .88040
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       10                .69601                 27                .89022
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       11                .70999                 28                .90079
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       12                .72362                 29                .91266
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       13                .73686                 30                .92669
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       14                .74972                 31                .94420
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       15                .76223                 32                .96732
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       16                .77443                 33                1.0000
---------------- ---------------------- ----------------- ----------------------
---------------- ---------------------- ----------------- ----------------------
       17                .78639
---------------- ---------------------- ----------------- ----------------------

                                                                           ]

7
VLI-IND (11/97)-07

                                   DEFINITIONS


Account Value: The value of each allocation to any Sub-account and any Fixed Allocation, plus any earnings and less any losses, distributions and charges thereon, plus the value of amounts transferred to the Loan Account, plus any earnings less any distributions and charges thereon, all before assessment of any contingent deferred sales charge, any contingent deferred tax charge, or any Debt. Account Value is determined separately for each Sub-account and each Fixed Allocation, as well as for any amounts in the Loan Account, and then totaled to determine Account Value for your entire Policy.

Age: Initially, and for the first Policy Year, the Insured's age last birthday on the Policy Date. In each following Policy Year, it is the age last birthday of an Insured as of the Policy Anniversary. If the Insured's birthday falls on the Policy Date, the Insured's Age will be the Age on that Policy Date.

Anniversary Value: The Account Value on any previous Policy Anniversary less any Reduction Due to a Withdrawal since that previous Policy Anniversary.

Application: The form or combination of forms we require you to submit when you are seeking this Policy.

Beneficiary: The person or entity you designate on whose behalf any Death Proceeds are payable. Unless otherwise specified, Beneficiary refers to all persons or entities so designated.

Cash Value: The Account Value less any contingent deferred sales charge, contingent deferred tax charge and any outstanding Debt.

Cash Value Credit: The amount we credit to your Account Value if your Cash Value on a Policy Anniversary equals or exceeds the Cash Value trigger as shown in the Schedule.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Death Benefit: The amount payable as a result of an Insured's death before any applicable reduction for any Debt and before the addition of any interest due pursuant to law.

Death Proceeds: The amount payable as a result of the Insured's death after any applicable reduction for Debt and after the addition of any interest due pursuant to law.

Debt:  The total of all Policy loans and loan interest, if applicable.

Face Amount:  The Death Benefit as of the Policy Date.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest.

Growth:  A portion of the Account Value. It equals (a) less (b) less (c), where:
(a) is the total current Account Value; (b) is any Debt; and (c) is the Premium less any partial withdrawals treated as a withdrawal of Premium.

Guaranteed Minimum Death Benefit: The minimum amount we guarantee is due as a result of the Insured's death, prior to any reduction for Debt, even if it is higher than the Required Death Benefit.

In Writing: In a written form, in a manner we accept, that is satisfactory to us and filed at our Office. We retain the right to specifically agree in advance to accept communication regarding a specific matter by telephone or by some other form of electronic transmission, in a manner we prescribe.

Insurance Factors: The amount by which the Account Value is divided to determine the minimum amount due under the Code as a result of the Insured's death, ignoring any Debt.

Insured: The person named in the Schedule upon whose life coverage is issued and upon whose death the Death Proceeds are payable.

Issue Date: The date we issue this Policy. The Issue Date is shown in the Schedule.

8
VLI-IND (11/97)-08

Loan Account: That portion of the Account Value that is used as collateral for a loan from us.

Maturity Date: The Policy Anniversary on or immediately following the Insured's 95th birthday.

Monthly Processing Date: The Valuation Day each month we deduct charges taken from the Account Value. The first Monthly Processing Date is the Policy Date. After that, the Monthly Processing Dates generally occur on the same day of the month as the Policy Date. In any month that date is not a Valuation Day, the Monthly Processing Date that month will be the next following Valuation Period.

Net Amount at Risk: As of the date for which this amount is calculated, the Net Amount at Risk is the Death Benefit then in effect minus the then current Account Value.

Office: This is our administrative office. The location is shown in the Schedule where all requests regarding this Policy are to be sent.

Owner: The person(s) or entity(ies) who may exercise the ownership rights provided by this Policy. The Owner is shown in the Schedule unless later changed.

Policy: The insurance contract we issue as evidence of our commitment to pay the Death Proceeds upon the death of the Insured.

Policy Anniversary:  The yearly anniversary of the Policy Date.

Policy Date:  The effective date of your Policy.

Policy Years: The continuous 12-month periods that begin on the Policy Date and each Policy Anniversary thereafter.

Portfolio: An underlying mutual fund or a portfolio of an underlying mutual fund.

Premium: The cash consideration you give to us for the rights, privileges and benefits provided by this Policy according to its terms. This includes the Premium paid as of the Issue Date, as shown in the Schedule, and any additional consideration we agree to accept. This acceptance must occur before completion of the underwriting for this Policy.

Reallocation Date: The date on which we reallocate Account Value from the Automatic Sub-account to the Sub-accounts you select in the proportions you have indicated in your most recent allocation instructions to us.

Reduction Due to a Withdrawal: A proportional reduction in the Guaranteed Minimum Death Benefit. It equals the proportional reduction in the Account Value as of the Valuation Period of: (a) a partial withdrawal; or (b) payment under the accelerated death benefit provision.

Required Death Benefit: The minimum amount due as a result of the Insured's death pursuant to the applicable test we apply in accordance with the Code, prior to any reduction for Debt.

Separate Account: The variable separate account, shown in the Schedule, to which we allocate assets in relation to our obligations for benefits based on the variable investment options.

Sub-account:  A division of the Separate Account shown in the Schedule.

Target Date: The last Policy Anniversary, as shown in the Schedule, that the Guaranteed Minimum Death Benefit may increase.

9
VLI-IND (11/97)-09

Unit:  A measure used to calculate Account Value in a Sub-account.

Unit Price: The Unit Price is used for calculating: (a) the number of Units allocated to a Sub-account; and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account. Each
Sub-account has its own Unit Price, which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day/Date: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

"we", "us", "our" means American Skandia Life Assurance Corporation.

"you" or "your" means the Owner(s) shown in the Schedule.

10
VLI-IND (11/97)-10

                                  DEATH BENEFIT

Death Benefit: The amount of Death Benefit under this Policy is equal to the greater of the Required Death Benefit and the Guaranteed Minimum Death Benefit.

Required Death Benefit: The Required Death Benefit is determined by dividing the Account Value as of the date the Death Proceeds become payable by the applicable Insurance Factor shown in the Schedule.

Guaranteed Minimum Death Benefit: The Guaranteed Minimum Death Benefit is determined as follows:

       a) On the Policy Date: The Guaranteed Minimum Death Benefit equals the Premium.

     b)  After the  Policy  Date and before the first  Policy  Anniversary:  The
         Guaranteed   Minimum  Death  Benefit  equals  the  Premium  less  every
         Reduction Due to a Withdrawal.

     c) After the first Policy Anniversary but before the Target Date shown in the Schedule: The Guaranteed Minimum Death Benefit is the greater of
         (1) and (2), where:

         (1)   is the Premium less every Reduction Due to a Withdrawal; and

         (2) is the highest Anniversary Value.

     d) On or after the Target Date shown in the Schedule: The Guaranteed Minimum Death Benefit is the greater of (1) and (2), where:

         (1)   is the Premium less every Reduction Due to a Withdrawal; and

         (2) is the highest Anniversary Value as of the Target Date, less every Reduction Due to a Withdrawal, since the Target Date.

Death Proceeds. The Death Proceeds become payable to the Beneficiary upon our receipt, at our Office, of: (1) due proof satisfactory to us that the Insured died while this Policy was in force; (2) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of Death Proceeds; and (3) any applicable election of the mode of payment, if not previously elected by you. The Death Proceeds payable, are equal to:

         (a)   the Death Benefit; plus
         (b) any insurance on the Insured's life provided by any additional benefit riders under this Policy; minus (c) any Debt; minus (d) any due and unpaid monthly deductions, including those charges that would be required to keep this
              Policy from lapsing if the Insured dies during any grace period; plus (e) any interest required by law.

The Death Proceeds may be paid in a lump sum or may be applied under one of the payment options described in this Policy. It also may be applied under any other payment option selected by the Beneficiary and agreed upon by us, if not elected by you before we receive due proof of the Insured's death.

Due Proof of Death: Due proof of death consists of one of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; and; (3) any other proof satisfactory to us.

11
VLI-IND (11/97)-11

                            ACCELERATED DEATH BENEFIT

General: The accelerated Death Benefit is pre-payment to the Insured, not to you or the Beneficiary, of a portion of the Death Proceeds. Only one such payment is permitted.

Amount of the Accelerated Death Benefit: The amount of the accelerated Death Benefit payment is subject to a maximum, but you may request that less than the maximum be paid. The amount will be paid in a lump sum. The maximum amount payable before any reductions is the lesser of $250,000 and 50% of the Required Death Benefit as of the Valuation Period we approve such payment. The actual amount payable will be reduced by the following:

         (1) 12 months of interest on that amount. The applicable interest rate equals the loan interest rate shown in the Schedule.

         (2) A pro-rata portion of any outstanding Debt, based on the ratio by which the Required Death Benefit is being reduced as a result of the accelerated Death Benefit payment.

Requirements for Payment of the Accelerated Death Benefit: The accelerated Death Benefit is payable only when all our requirements are met. The requirements are:

         (a) You and any person or entity with a vested interest in this Policy, including, but not limited to, an irrevocable Beneficiary or an assignee, must make the request that we make such a payment. We will not agree to such a payment based on a request from the Insured unless you are the Insured.
         (b) Such a request must be In Writing.
         (c) We receive In Writing proof satisfactory to us that the Insured became terminally ill, as defined below, at least 30 days after the Issue Date or as a result of an accident that occurred after the Issue Date.
         (d) We must receive all required information in order to meet our obligations for tax or other regulatory reporting before we make such a payment.
         (e) We must receive all information needed to enable us to make the payment directly to an account for the benefit of the Insured.

Terminally ill, for purposes of this provision, means a condition diagnosed by a physician, as defined below, which is expected to result in death within 12 months for 80% of the diagnosed cases. Physician, for purposes of this provision, is a person other than you, the Insured, or a member of either your or the Insured's family who meets the definition of physician as defined in the Code as amended from time to time. We may change the definition of terminally ill or physician to the extent needed to make any payment pursuant to this provision exempt from federal or state income taxation.

Consequences to the Policy of an Accelerated Death Benefit Payment: An accelerated Death Benefit payment reduces the Account Value, the Guaranteed Minimum Death Benefit and any Debt in the same ratio as the Required Death Benefit is reduced as of the Valuation Period such a payment is made.


                           INVESTMENT OF ACCOUNT VALUE

General: We offer a range of variable investment options and a Fixed Allocation as ways to invest your Account Value. You may maintain Account Value in multiple investment options, subject to the limits set out in the Allocation Rules section of this Policy. You may transfer Account Value between investment options, subject to the requirements set out in the Transfers section of this Policy. Transfers may be subject to a fee, as shown in the Schedule.

Variable Investment Options: We offer a number of Sub-accounts as variable investment options. These are all Sub-accounts of the Separate Account shown in the Schedule.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Connecticut. Any such approval will be on file with the Commissioner.

12
VLI-IND (11/97)-12

Fixed Allocation: We credit interest to Fixed Allocations. From time to time we declare interest rates applicable to new Fixed Allocations. If you make a Fixed Allocation, we credit the rate then in effect to that Fixed Allocation until the next Policy Anniversary. Once that Policy Anniversary is reached, we credit, for the next Policy Year, the then current rate applicable to new Fixed Allocations. This applies to all your Fixed Allocations then in effect. During each subsequent Policy Year, the rate we credit for each Policy Year is the one in effect for new Fixed Allocations at the beginning of the Policy Year. The interest rates we credit are determined by us and are subject to a minimum. The minimum is shown in the Schedule.

You may allocate part or all of the Premium to the Fixed Allocation. You may transfer all or part of the Account Value attributable to the variable investment options into the Fixed Allocation. Transfers from the Fixed Allocations are subject to the limitations discussed in the Transfers section of this policy.

                       OPERATIONS OF THE SEPARATE ACCOUNT

General: The assets supporting our obligations under this Policy may be held in various accounts, depending on the obligation being supported. Assets supporting obligations based on the Account Value allocated to the variable investment options are maintained in the Separate Account shown in the Schedule. This Separate Account consists of multiple Sub-accounts. This Separate Account was established by us pursuant to Connecticut law. This Separate Account also holds assets of other policies issued by us with values and benefits that vary according to the investment performance of this Separate Account. The assets of the Separate Account will be valued at least monthly.

We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to, or charged against, the Separate Account in accordance with the terms of the policies supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the policy obligations supported by such assets. These assets may only be charged with liabilities which arise from such policies.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the Portfolios, as applicable. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this Policy shall mean the Separate Account to which the assets were transferred.

The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the policies supported by the Separate Account.

The Separate Account is registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 as a unit investment trust which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account or of us.

                                 GENERAL ACCOUNT

We maintain assets in our general account to support our obligations: (1) for that portion of the Account Value allocated to any Fixed Allocation; (2) equal to the Account Value in the Loan Account; (3) for that portion of the Death Proceeds greater than the Account Value; (4) for any settlement option; and (5) for any other obligation we may have in relation to a Policy for which assets are not maintained in the Separate Account.

13
VLI-IND (11/97)-13

                                     CHARGES

General: There are certain charges assessable against your Policy. There are also certain charges that are assessed against the Sub-accounts of the Separate Account, as noted below.

The charges which are or may be assessed against your Policy are: (1) the cost of insurance charge; (2) the sales charge; (3) the tax charge, (4) the maintenance fee, if applicable; (5) the contingent deferred sales charge; (6) the contingent deferred tax charge; and (7) any transfer fee.

The charges assessed against the Sub-accounts of the Separate Account are: (1) the administration charge; and (2) the mortality and expense risk charge. A charge for taxes also may be assessed against the Sub-accounts.

Cost of Insurance Charge: The cost of insurance charge is deducted on each Monthly Processing Date. It is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. It is a percentage of your Account Value on the Monthly Processing Date. The percentage depends on the age and gender of the Insured on the Policy Date and the Insured's risk class. Subject to any requirement for prior approval of the applicable jurisdiction, we have the right to change the current cost of insurance from time to time. However, the amount deducted will never exceed the amount that would be deducted if we calculated the charge as (a) multiplied by the result of (b) divided by (c) where:

         (a) is the applicable guaranteed monthly cost of insurance rate per $1,000 in effect on that Monthly Processing Date;
         (b) is the Net Amount at Risk on that Monthly Processing Date; and (c) is $1,000.

Any change in the cost of insurance rates will be based on changes in our future expectations of mortality, expenses, persistency, investment earnings and any taxes. Changes in cost of insurance rates will not be made because of a deterioration in the Insured's health, nor will they be made to recoup any prior losses. The changes will be determined only prospectively and will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Sales Charge: The sales charge is deducted on Monthly Processing Dates. It is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. It is a percentage of your Account Value on the Monthly Processing Date. The percentage and the period during which the sales charge applies are shown in the Schedule.

Tax Charge: The tax charge is deducted on Monthly Processing Dates. It is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. It is a percentage of your Account Value on the Monthly Processing Date. The percentage and the period during which the tax charge applies are shown in the Schedule.

Maintenance Fee: The maintenance fee may be deducted on Monthly Processing Dates. When applicable, it is deducted on a pro-rata basis from your variable investment options and any Fixed Allocations. The amount of the fee and any conditions such that the fee does not apply are shown in the Schedule.

Contingent Deferred Sales Charge: The contingent deferred sales charge may be deducted from amounts receivable upon surrender or a partial withdrawal. It is a percentage of the Premium being distributed. The percentage and period to which it applies are shown in the Schedule. It only applies to that portion of a partial withdrawal or surrender we deem a distribution of Premium. The Surrender and Partial Withdrawal section of this Policy describes the sources for distribution upon a partial withdrawal or surrender, and the order in which amounts are deemed to be withdrawn.

Contingent Deferred Tax Charge: The contingent deferred tax charge may be deducted from amounts receivable upon surrender or a partial withdrawal. It is a percentage of the Premium being distributed. The percentage and period to which it applies are shown in the Schedule. It only applies to that portion of a partial withdrawal or surrender we deem a distribution of the Premium. The Surrender and Partial Withdrawal section of this Policy describes the sources for distribution upon a partial withdrawal or surrender, and the order in which amounts are deemed to be withdrawn.

14
VLI-IND (11/97)-14

Transfer Fee: The transfer fee may be deducted at the time of transfer. This includes transfers into the Fixed Allocation and any transfers from a Fixed Allocation. For this purpose, all transfers occurring during the same Valuation Period are considered one transfer. We deduct the charge from the amounts transferred pro-rata in the same ratio as Account Value is being transferred. The amount of this charge and the circumstances when it applies are shown in the Schedule. The following transfers are not taken into consideration in determining whether any transfer fee applies: (a) a transfer from a Fixed Allocation on a Policy Anniversary; (b) transfers to or from the Loan Account in relation to loans and loan repayments.

Administration Charge: We charge for administering each Sub-account. We assess this charge each day at the daily equivalent of the annual rate shown in the Schedule against the assets in each Sub-account. We deduct the charge each Valuation Period.

Mortality and Expense Risk Charges: We charge for bearing certain mortality and expense risks related to the investment performance of the Sub-accounts. We assess this charge each day at the daily equivalent of the annual rate shown in the Schedule against the assets in each Sub-account. We deduct the charge each Valuation Period.


                                 PREMIUM PAYMENT

Premium: Issuance of this Policy represents our acceptance of both the Premium and any Application. The amount of Premium is shown in the Schedule. Allocation of Premium is subject to our allocation rules (see "Allocation Rules").

Additional Premiums: We will not accept any additional Premium payments under this Policy unless we are informed on or before the date we approve the Application for this Policy of the approximate amount of such additional Premiums, and such additional Premiums are received not later than 6 months after the Issue Date.

                                ALLOCATION RULES

You may allocate your Account Value among the investment options we make available. We may limit the number of investment options to which Account Value may be allocated at one time. This limit will not be less than 10 investment options.

Until the Reallocation Date shown in the Schedule, that portion of your Premium you designated to be allocated to variable investment options will be allocated to the Automatic Sub-account. As of the Reallocation Date, the Account Value of the Automatic Sub-account will be allocated per your most recent instruction to us. If the Reallocation Date is not a Valuation Day, the Premiums will be transferred on the Valuation Day immediately following. Any portion of the Premium you designated to be allocated to the Fixed Allocation will be allocated directly to the Fixed Allocation and will not be allocated to the Automatic Sub-account.

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal. If there are multiple Fixed Allocations as of the date of such partial withdrawal, amounts are taken from the Fixed Allocations on a last in, first out basis.

Deductions for charges and fees are as noted above in the section entitled "Charges," except that if there are multiple Fixed Allocations as of the applicable Monthly Processing Date, amounts are deducted from the Fixed Allocations on a last in, first out basis.

Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed Allocation to the transaction and close out your balance in that investment option.

15
VLI-IND (11/97)-15

                          ACCOUNT VALUE AND CASH VALUE

General: Your Policy has an Account Value and a Cash Value. Your Account Value is the sum of values in: (1) any Sub-account; (2) each Fixed Allocation, if any; and (3) the Loan Account, if any. The Cash Value is the Account Value less any Debt and less any applicable: (1) contingent deferred sales charge; and (2) contingent deferred tax charge.

Account Value in the Sub-accounts: We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Account Value in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Policy in a Sub-account is the number of Units purchased for you as a result of an allocation to that Sub-account less the number of Units transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.


The net  investment  factor for a Valuation  Period is (a) divided by (b),  less
(c); where:

         (a)      is the net result of :

                  (1) the net asset value per share of the Portfolio shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid by the underlying mutual fund during that Valuation Period; plus or minus

                  (2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

         (b)      is the net result of :

                  (1) the net asset value plus any declared and unpaid dividends per share of the Portfolio shares held in the Sub-account at the end of the preceding Valuation Period; plus or minus

                  (2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account;

         (c) is the mortality and expense risk charge and the administration charge.



We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

16
VLI-IND (11/97)-16

Account Value For Fixed Allocations: We determine the Account Value separately for each Fixed Allocation, other than a Fixed Allocation made on a Policy Anniversary, from the date of such Fixed Allocation to the subsequent Policy Anniversary. All amounts to be allocated to the fixed investment option as of the same day are treated as one Fixed Allocation, irrespective of the source of the Account Value being allocated to the fixed option. As of each Policy Anniversary, all prior Fixed Allocations are combined and treated as an allocation to a new Fixed Allocation.

The Account Value in each Fixed Allocation equals:

     (a) The Account Value initially allocated to a Fixed Allocation; less (b) Charges and fees deducted from that Fixed Allocation; less (c) Transfers from that Fixed Allocation; less (d) Distributions from that Fixed Allocation, for any reason; plus (e) Interest credited to that Fixed Allocation.

Interest is credited daily on each Fixed Allocation. On any day, interest is credited to the Account Value in a Fixed Allocation after any deductions made as of that day and after any transfers or distributions from that Fixed Allocation as of that day.

Account Value in the Loan Account: The Account Value in the Loan Account equals:

     (a) The amounts transferred to the Loan Account; less (b) Reductions from the Loan Account as a result of loan repayments; plus (c) Interest credited to the Loan Account.

Interest is credited daily to the Loan Account. On any day, interest is credited to the Account Value in the Loan Account after any deductions made as of that day and after any transfers from that Fixed Allocation as of that day.

When you take a policy loan, we transfer Account Value equal to the amount of the policy loan from the investment options to the Loan Account. Unless you give us prior instructions before the transfer, we transfer Account Value from the investment options pro-rata based on the Account Value in the investment options as of the Valuation Day of such transfer.

A preferred loan is any loan for which the transferred Account Value is deemed to be drawn from Growth. A standard loan is any loan for which the transferred Account Value is deemed to be drawn from Premium. Account Value moved to the Loan Account is deemed to come first from Growth.

Account Value maintained in the Loan Account remains in the Loan Account until the loan is repaid. Amounts in the Loan Account earn interest from the Valuation Day of the transfer at an annual interest rate shown in the Schedule.

Monthly Deduction: Account Value is reduced by monthly deductions. On each Monthly Processing Date, we will take the monthly deduction. The monthly deduction consists of the then applicable amounts for the following charges and fees:

     (a)  the cost of insurance charge;
     (b)  the sales charge;
     (c)  the tax charge;
     (d)  the maintenance fee;
     (e)  the charge for any benefits provided by rider.

17
VLI-IND (11/97)-17

                                CASH VALUE CREDIT

We add a Cash Value Credit to your Account Value on each Policy Anniversary that the Cash Value of your Policy equals or exceeds the Cash Value trigger. The Cash Value trigger is shown in the Schedule. Eligibility for the Cash Value Credit at one Policy Anniversary does not mean you are eligible on any other Policy Anniversary.

The Cash Value Credit is equal to (a) multiplied by (b); where

     (a) is the Cash Value on the applicable Policy Anniversary; and (b) is the Cash Value Credit percentage shown in the Schedule.

The Cash Value Credit, if any, due on the applicable Policy Anniversary is applied pro-rata based on the Account Value in the investment options.

                                    TRANSFERS

General: You may transfer Account Value between investment options, subject to the allocation rules herein and any applicable transfer fee. The amount of such fee and when it applies is shown in the Schedule. Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone or through electronic means. The minimum amount required to be in any investment option after a transfer is as shown in the Schedule.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you for transfers during any period in which you authorize such third party to act on your behalf. We give the third party you authorize prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Policy Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Policy Year or to refuse any transfer request for an Owner or certain Owners if we believe that: (a) excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected Portfolios, or (c) we believe there may be adverse consequences to other Owners as a result of excess transfers.

Unless we limit the number of transfers in any Policy Year, there is no limit on the number of transfers that only involve variable investment options, or the number of transfers from variable investment options to make Fixed Allocations. However, we limit each transfer from Fixed Allocations that are to be effective on any day other than a Policy Anniversary to the greater of 25% of the Account Value in your Fixed Allocations or $1,000. If you make such a transfer from your Fixed Allocations, you cannot make another such transfer until either 90 days have passed or the next Policy Anniversary, if earlier.

18
VLI-IND (11/97)-18

                        SURRENDER AND PARTIAL WITHDRAWAL

Surrender: You may surrender your Policy for its Cash Value at any time. You must send your Policy and surrender request In Writing to our Office.

Partial Withdrawals: You may withdraw part of your Account Value. The minimum partial withdrawal amount is as shown in the Schedule. The Cash Value that must remain in the Policy as of the Valuation Day of a partial withdrawal is as shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

The contingent deferred sales charge and/or the contingent deferred tax charge may apply to all or a portion of a partial withdrawal. The period during which such charges may apply and the applicable charges are shown in the Schedule. These charges only apply to the portion of any partial withdrawal deemed to be a withdrawal of Premium. For these purposes, partial withdrawal amounts are deemed to be withdrawn from your Policy first from the amount available as a free withdrawal, as described below.

Free Withdrawals: During the period any contingent deferred sales charge or any contingent deferred tax charge may apply, you may withdraw a limited amount of Account Value without application of any applicable contingent deferred sales charges or contingent deferred tax charge. The minimum withdrawal amount is as shown in the Schedule. The maximum amount available as a free withdrawal in a Policy Year is the greater of this Policy's Growth or 10% of the Premium.

Effect of a Partial Withdrawal: Each partial withdrawal reduces the Account Value and, as a result, the Cash Value and the Required Death Benefit as of the Valuation Day of the partial withdrawal. As of that Valuation Day it also reduces the Guaranteed Minimum Death Benefit by the same proportion as the Account Value is reduced. As a result of the reductions to the Required Death Benefit and the Guaranteed Minimum Death Benefit, the Death Benefit as of that Valuation Day is reduced.

                                  POLICY LOANS

General: You may borrow against your Policy. The Policy is the only collateral we require for the loan. During the first Policy Year, the only available loan is an amount equal to the loan in effect on any life insurance policy exchanged for this Policy. Any such loan takes effect as of the Issue Date or, if later, the date we apply the surrender proceeds of such exchanged policy as Premium. After the first Policy Year, a loan may be taken at any time while the Insured is alive and this Policy is in force. We allow one loan per Policy Year. The loan may be repaid at any time while the Insured is living. The Debt resulting from a loan affects the Death Proceeds, Cash Value and Accelerated Death Benefit.

Loan Value: The loan value is the maximum amount of Account Value you may borrow. The maximum loan value is the Account Value less the Contingent Deferred Sales Charge and less the Contingent Deferred Tax Charge multiplied by the maximum loan value percentage shown in the Schedule. The amount available for a loan at any time is equal to the then maximum loan value minus any Debt. The minimum loan amount is shown in the Schedule.

Loan Interest: Loan interest accrues daily at an effective annual interest rate shown in the Schedule. It is payable on each Policy Anniversary. Interest not paid when due will be added to the Account Value maintained in the Loan Account and will be charged interest at the same rate. If you do not pay the interest when due, we transfer Account Value from the investment options to the Loan Account. This Account Value is taken pro-rata from the investment options based on the Account Value in the investment options as of the Valuation Day of the transfer. If there is inadequate Account Value in the investment options to make such a transfer, we reserve the right to transfer the deficiency to the Loan Account as of any subsequent Valuation Date such an amount equal to the deficiency is available in the investment options.

19
VLI-IND (11/97)-19

Loan Repayment: Debt may be repaid in whole or in part at any time while the Insured is living and this Policy is in force, except when an amount is due to keep the Policy in force or upon reinstatement. Any standard loan is repaid before a preferred loan. As of the Valuation Day of the repayment:

         (a) we reduce the loan principal and outstanding loan interest proportionately based on the ratio between loan principal and loan interest as of that Valuation Day;
         (b) we reduce the Account Value in the Loan Account by an amount equal to the lesser of the amount of the loan repayment and the total Account Value in the Loan Account as of that Valuation Day; and
         (c) we allocate the repayment to the investment options pro-rata based on the Account Value in the investment options as of that Valuation Day. Any amount then allocated to the Fixed Allocation will be treated as a separate Fixed Allocation.

                         GRACE PERIOD AND REINSTATEMENT

Grace Period: We keep the Policy in force during a grace period that begins on the Monthly Processing Date on which it is determined that the Cash Value is zero or less than zero.

If there is no Debt as of the date the grace period begins, the Policy remains in force with the Death Benefit equal to the Guaranteed Minimum Death Benefit as of the Monthly Processing Date the grace period begins. We will notify you if this occurs. During such grace period, you may at any time the Insured is alive send us one payment, although none is required. This payment is equal to three months' charges, based on: (a) the Net Amount at Risk as of the Monthly Processing Date the grace period begins; and (b) the guaranteed monthly cost of insurance rates per thousand as shown in the Schedule for the Insured's then attained Age. We will inform you of this amount.

If there is any Debt as of the date the grace period begins, we allow a 60-day grace period. We will send you a notice indicating the minimum payment required to keep the Policy from lapsing. The amount equals the minimum amount needed for the Cash Value to exceed the Debt, plus the amount equal to three months' charges, based on: (a) the Net Amount at Risk as of the Monthly Processing Date which began the grace period preceding the lapse; and (b) the guaranteed monthly cost of insurance rate per thousand as shown in the Schedule for the Insured's then attained Age. The Policy lapses without value if the minimum payment is not made by the end of the 61st day. This Policy will remain in force during the grace period.

Reinstatement: If the Policy lapses, we may reinstate the Policy at any time within a three-year period after the end of the grace period provided we receive the following:

     (a)  Written Application to reinstate;
     (b)  Evidence of insurability satisfactory to us;
     (c) Payment of an amount equal to the then current Debt plus the amount equal to three months' charges, based on: (i) the Net Amount at Risk as of the Monthly Processing Date which began the grace period preceding the lapse; and (ii) the guaranteed monthly cost of insurance rate per thousand as shown in the Schedule for the Insured's attained Age as of the date of reinstatement.

After any reinstatement, the period during which certain charges apply may be extended. If the lapse occurred during the period the sales charge and the tax charge were payable, then the period during which these charges are payable is extended by the period between the date of the lapse and the date of reinstatement. If the lapse occurred during the period the contingent deferred sales charge and the contingent deferred tax charge were payable upon a withdrawal or a surrender, the Policy Years shown in the Schedule to which such charges apply are extended by the period between the date of the lapse and the date of reinstatement.

20
VLI-IND (11/97)-20


                    YOUR RIGHTS, OWNERSHIP, AND DESIGNATIONS

Ownership Rights and Beneficiary Designations: You may exercise the rights, options and privileges granted in this Policy or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

If more than one Owner is named, the Owners will own this Policy as joint tenants with rights of survivorship unless otherwise stated. We require the consent In Writing of all joint Owners for any transaction for which we require the written consent of an Owner.

You may name a contingent Owner. You must do so In Writing. The contingent Owner will become the Owner on your death. If there is more than one Owner, the contingent Owner will become the Owner on the death of the last surviving Owner unless otherwise stated In Writing. If you do not name a contingent Owner, the estate of the last surviving Owner will own the Policy upon the last surviving Owner's death.

Death Proceeds are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

If the primary Beneficiary dies before Death Proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive when Death Proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Policy has been endorsed to limit certain changes, you may request to change Owner and Beneficiary designations by sending a request In Writing.

Common Disaster: If any Beneficiary dies with the Insured in a common disaster, it must be proved to our satisfaction that the Insured died first. Unless information provided and satisfactory to us indicates otherwise, the Policy is treated as though the Beneficiary died first.

                               GENERAL PROVISIONS

Entire Contract: This Policy, any attached riders or endorsements, and the attached copy of any Application form the entire contract. All statements made in any Application are deemed to be representations and not warranties.

Only our President, a Vice President or Secretary may change or waive any provisions of this Policy. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of the Insured, we will make adjustments to conform to the facts. As to payments under any payment options: (a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under this Policy.

Incontestability: This Policy will be incontestable after it has been in force during the Insured's lifetime for two years from its Issue Date. If the Policy is reinstated, the Policy will be incontestable after it has been in force for a period of two years from the date of the reinstatement. The contestable period for any additional benefit provided by a rider attached to this Policy is stated in the rider.

Suicide: If the Insured as shown in the Schedule dies by suicide, while sane or insane, within two years from the Issue Date and while the Policy is in force, the Policy will terminate. The Death Benefit will be limited to the greater of
(a) and (b) where:

a) is the Premium paid less any outstanding Debt, and any partial withdrawals as of the date Death Proceeds would otherwise have become payable; and

b) is the Cash Value as of the date Death Proceeds would otherwise become payable.

21
VLI-IND (11/97)-21

Transfers, Assignments or Pledges: Generally, your rights in this Policy may be transferred, assigned or pledged for loans at any time. You may transfer, assign or pledge your rights to another person at any time, prior to the Insured's death. You must request a transfer or provide us with a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. We will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment. A transfer, assignment or pledge may have adverse tax consequences for you.

Nonparticipation:  The Policy does not share in our profits or surplus earnings.

Deferral of Transactions: We may defer any payment for a period not to exceed the lesser of 6 months and the period permitted by law. If we defer a distribution or transfer from the Fixed Allocation for more than thirty days, we pay interest of at least 3% per year on the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes that materially affect your rights. We reserve the right to require that this Policy be returned to our Office for endorsement of any change.

Claims of Creditors: To the extent permitted by law, no payment under this Policy is subject to the claims of the creditors of any Owner, Insured or Beneficiary.

Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Policy. Such events may include, but are not limited to: (a) loans; (b) payment of death benefits; (c) surrender of value from the Policy; and (d) assignments.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

Participation and Termination of Certain Programs We May Offer: To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.

Reports to You: We provide reports to you while this Policy is in force. We provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. We provide you with reports once a year if you maintain Account Value only in the Fixed Allocation. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: In addition to rights specifically reserved elsewhere in this Policy, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Separate Account shown in the Schedule with other separate accounts; (c) deregister the Separate Account shown in the Schedule under the Investment Company Act of 1940; (d) operate the Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Policy under the Code; and (g) make changes required by any change in other federal or state laws relating to life insurance policies.

22
VLI-IND (11/97)-22

We may eliminate Sub-accounts, or substitute one or more Portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe a Portfolio no longer suits the purpose of the Policy. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of a Portfolio, or because the Portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, combination, deletion or addition. We also would obtain prior approval from the SEC as required by law, and any other required approvals before making such a substitution, combination, deletion or addition.

Maturity Date: This Policy matures on the Policy Anniversary on or immediately following the Insured's 95th birthday. This day will be the Maturity Date. At maturity, coverage under this Policy ends. The Cash Value will be paid to you on the Maturity Date.


                             POLICY PAYMENT OPTIONS

Payment Options: Partial withdrawals, surrender amounts and Death Proceeds may be paid as a lump sum or pursuant to any other payment option we offer. If you choose any of our payment options, you must request your choice In Writing. Payment options can be guaranteed for life, for a certain period, for joint lives or for a certain period and life as described below. We make available fixed payments. We reserve the right to require that the payments be payable on the first or the fifteenth day of a calendar month. Except for lump sum payments, we will only make payments directly to an account with a financial institution in the United States of America.

In the absence of an election In Writing prior to Death Proceeds becoming due, the Beneficiary may elect to receive the Death Proceeds under one of the payment options described below. However, if you made an election, the Beneficiary may not alter such election.

For purposes of the payment options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

         (a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.

         (b)  Option 2 -  Payments  for Life with 10,  15, or 20 Years  Certain:
Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

         (c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

         (d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The first periodic payment is determined by multiplying the amount applied to purchase payment options (expressed in thousands of dollars) by the amount of the first periodic payment per $1,000 obtained from our then current payment rates for that type of payment option and for the frequency of payment selected. These rates will not be less than those shown in the Payment Option Tables shown herein.

We reserve the right to require submission prior to commencement of any payment option of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Proof of Survival: Any payment is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

23
VLI-IND (11/97)-23

                              PAYMENT OPTION TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females or the appropriate variation of such table with genderless rates when applicable to the Payment Option in order to meet state or Federal requirements in relation to the usage of such Payment Option.

The payee's settlement age is the payee's age, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

                                                                 Attained Age
                                          Year                     Set Back
                                       2000 - 2009                     1
                                       2010 - 2019                     2
                                     2020 and later                    3

                Amount of Monthly Payment For Each $1,000 Applied
                       (Based on 3% Annual Interest Rate)

             First and Second Options - Single Life Annuities with:

                                           Male Payee with                            Female Payee with
                                 Monthly Payments Guaranteed                 Monthly Payments Guaranteed
                                 ---------------------------                 ---------------------------
                                   None      120      180      240             None      120      180      240
                     Age             $        $        $        $                $        $        $        $
                     ---
                     50             4.19    4.15     4.10     4.03              3.79    3.78     3.76     3.73
                     55             4.61    4.54     4.45     4.32              4.10    4.08     4.04     3.99
                     60             5.15    5.03     4.87     4.65              4.52    4.47     4.40     4.30
                     65             5.91    5.67     5.36     4.97              5.08    4.98     4.85     4.65
                     70             6.98    6.44     5.87     5.23              5.85    5.65     5.38     5.00
                     75             8.46    7.32     6.31     5.40              6.98    6.50     5.94     5.28
                     80            10.57    8.18     6.62     5.48              8.66    7.50     6.41     5.43


                 Third Option - Joint and Last Survivor Annuity

                                                                       Age of Female Payee
              Age of        35      40       45       50       55      60       65       70       75       80
          Male Payee         $       $        $        $        $       $        $        $        $        $
          ----------
                50         3.15     3.27    3.39     3.53     3.67     3.79     3.91    4.00     4.07     4.12
                55         3.17     3.29    3.44     3.60     3.78     3.96     4.13    4.27     4.39     4.47
                60         3.18     3.31    3.47     3.66     3.88     4.11     4.35    4.57     4.76     4.91
                65         3.19     3.33    3.50     3.70     3.95     4.23     4.55    4.87     5.18     5.44
                70         3.19     3.34    3.52     3.74     4.01     4.33     4.72    5.16     5.62     6.05
                75         3.20     3.34    3.53     3.76     4.04     4.40     4.85    5.39     6.02     6.68
                80         3.20     3.35    3.53     3.77     4.07     4.45     4.94    5.57     6.35     7.26


24
VLI-IND (11/97)-24

Fourth Option - Payments for a Designated Period

                         Amount of               Amount of               Amount of               Amount of
              No. of      Monthly     No. of      Monthly     No. of      Monthly     No. of      Monthly
               Years     Payments      Years     Payments      Years     Payments      Years     Payments
               -----     --------      -----     --------      -----     --------      -----     --------
                10         9.61         16         6.53         22         5.15         28         4.37
                11         8.86         17         6.23         23         4.99         29         4.27
                12         8.24         18         5.96         24         4.84         30         4.18
                13         7.71         19         5.73         25         4.71
                14         7.26         20         5.51         26         4.59
                15         6.87         21         5.32         27         4.47


25
VLI-IND (11/97)-25

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                              Shelton, Connecticut

                                (A Stock Company)































                     MODIFIED SINGLE PREMIUM LIFE INSURANCE.
                               NON-PARTICIPATING.
                VARIABLE INVESTMENT OPTIONS AND FIXED ALLOCATION.
 DEATH BENEFIT PAYABLE UPON DEATH OF THE INSURED WHILE THIS POLICY IS IN FORCE.

 ANY PAYMENTS AND VALUES,INCLUDING THE DEATH BENEFIT, BASED ON THE ACCOUNT VALUE IN THE VARIABLE INVESTMENT OPTIONS DEPEND ON THEIR INVESTMENT PERFORMANCE, AND MAY INCREASE OR DECREASE AND ARE, THEREFORE, NOT GUARANTEED.PLEASE REFER TO THE SECTIONS ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" AND "DEATH BENEFIT" FOR A MORE COMPLETE EXPLANATION. ANY ACCELERATED DEATH BENEFIT OPTION MAY REDUCE YOUR
                                POLICY BENEFITS.


                   THERE IS NO MINIMUM GUARANTEED CASH VALUE.
            LESS THAN 100% OF THE CASH VALUE IS AVAILABLE FOR A LOAN.